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                                                                      Exhibit 11

                       Horace Mann Educators Corporation
                      Computation of Net Income per Share
              For the Three Months Ended March 31, 2001 and 2000
                 (Amounts in thousands, except per share data)

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
                                                 Three Months Ended
                                                      March 31,
                                                  ----------------
                                                    2001     2000
                                                  -------  -------
Basic - assumes no dilution:

Net income for the period                         $16,698  $12,726
                                                  -------  -------

Weighted average number of common
 shares outstanding during the period              40,524   41,156
                                                  -------  -------

Net income per share - basic                      $  0.41  $  0.31
                                                  =======  =======


Diluted - assumes full dilution:

Net income for the period                         $16,698  $12,726
                                                  -------  -------

Weighted average number of common
 shares outstanding during the period              40,524   41,156
Weighted average number of common
 equivalent shares to reflect the dilutive
 effect of common stock equivalent securities:
   Stock options                                      102       88
   Common stock units related to Deferred
    Equity Compensation Plan for Directors            107       73
   Common stock units related to Deferred
    Compensation Plan for Employees                    14        8
                                                  -------  -------
Total common and common equivalent
 shares adjusted to calculate diluted
 earnings per share                                40,747   41,325
                                                  -------  -------

Net income per share - diluted                    $  0.41  $  0.31
                                                  =======  =======

Percentage of dilution compared
 to basic net income per share                        0.0%     0.0%
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